Exhibit 10.12

Dear :

The Board of Directors of SureWest Communications (“SureWest”) for and on behalf of itself and all of its subsidiaries and affiliates has recently approved a contract to provide enhanced severance payments and benefits to certain SureWest Executive Vice Presidents and certain other key employees in the event of certain terminations of employment connected with a change in control of SureWest.  This Agreement sets forth your rights and obligations under the Agreement.

Payments and benefits provided by this Agreement are in lieu of any payments or benefits to which you may be entitled under any other severance program or contract.  Furthermore, this is not a contract of employment and nothing contained herein shall confer on you any right to be retained, in any position, as an employee, consultant or officer of SureWest or any of its affiliates (the “Companies”), and you shall remain an employee-at-will.

1.         Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)   “Board” means the Board of Directors of SureWest.

(b)   “Cause” means your (i) conviction of, or pleading nolo contendere to, a felony; (ii) conviction of, or pleading nolo contendere to any misdemeanor involving the purchase or sale or any security, mail or wire fraud, theft, embezzlement, moral turpitude or property of the Companies; (iii) material neglect of, willful misconduct in connection with, or material breach of, your duties to the Companies as an employee or officer including, without limitation, your obligations to protect the confidentiality of material non public information that you have obtained in the course of your employment, as well as your material obligations under The SureWest Code of Conduct, as may be amended from time to time, and (iv) any material breach or violation of the Companies’ Code of Ethics.

(c)   “Change in Control” means the first to occur of any one of the following events:

(i)                                    any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (A) any of the Companies, (B) any trustee or other fiduciary holding securities under an employee benefit plan of any of the Companies, (C) any entity owned, directly or indirectly, by the stockholders of SureWest in substantially the same proportions as their ownership of Voting Securities or (D) any corporation or other entity of which at least a majority of the combined voting power is owned directly or indirectly by SureWest) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (not including any securities acquired directly (or through an underwriter) from SureWest or the Companies), of  50% or more of SureWest’s then outstanding securities eligible to vote in the election of the Board (“Voting Securities”);

(ii)                                the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, were members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of SureWest) whose appointment or election by the Board or nomination for election by SureWest’s stockholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)                             there is consummated a merger or consolidation of SureWest with any other corporation or entity or SureWest issues Voting Securities in connection with a merger or consolidation of any direct or indirect subsidiary of SureWest with any other corporation, other than (A) a merger or consolidation that would result in the stockholders of SureWest immediately prior to such merger or consolidation continuing to own directly or indirectly immediately after such merger or consolidation more than 50% of SureWest’s then outstanding Voting Securities or 50% of the combined voting power of the surviving or parent entity in such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of SureWest (or similar transaction) in which no Person, directly or indirectly, acquired 50% or more of SureWest’s then outstanding Voting Securities (not including any securities acquired directly (or through an underwriter) from SureWest or the Companies); or

(iv)                            the consummation of a plan of complete liquidation of SureWest or the consummation of the sale or disposition by SureWest of all or substantially all of SureWest’s assets to an entity, other than a sale or disposition of all or substantially all of SureWest’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by (A) stockholders of SureWest in substantially the same proportions as their ownership of SureWest immediately prior to such sale or (B) SureWest.

(d)         “Disability” shall mean a disability that would qualify as such under SureWest’s long term disability plan applicable to you at the time of your termination.

(e)       “Good Reason” means, without your express consent: (i) material reduction of your authority, duties, or responsibilities as they existed immediately prior to a Change in Control, (ii) material reduction of your base salary, annual bonus opportunity or long-term incentive opportunity as they existed immediately prior to a Change in Control, (iii) any successor corporation or entity’s refusal to expressly assume the obligations of the Agreement in connection with a Change in Control as required by Section 7 hereof, or (iv) relocation of your primary work location by more than fifty (50) miles from SureWest’s headquarters.  Before “Good Reason” has been deemed to have occurred, you must give SureWest written notice detailing why you believe a Good Reason event has occurred and such notice must be provided to SureWest within ninety days of the initial occurrence of such alleged Good Reason event.  SureWest shall then have thirty days after its receipt of written notice to cure the item cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event in question.  This “Good Reason” definition is intended to comply with Treasury Regulation Section 1.409A-1(n)(2)(i) and shall be interpreted accordingly.

(f)         “Qualifying Termination” means a termination of your employment (i) by SureWest other than for Cause or (ii) by you for Good Reason.  Termination of your employment on account of death, disability or retirement shall not be treated as a Qualifying Termination.  In no event will a termination of your employment by you for Good Reason constitute a Qualifying Termination if it occurs more than two years following the initial existence of a Good Reason event.

2.             Payments Upon Termination of Employment following a Change in Control.  If, within the period beginning (i) on the approval of a definitive agreement by the Board of Directors of SureWest (the “Board”), which agreement, if consummated would result in a Change in Control (ii) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change in Control or (iii) the public announcement of a tender offer for SureWest’s voting stock, the completion of which would result in a Change in Control, and ending one (1) year following a Change in Control, your employment with SureWest terminates pursuant to a Qualifying Termination, then contingent upon your executing and not revoking of a release in favor of the Companies substantially in the form annexed hereto as Exhibit A, you shall be entitled to the following payments and benefits provided that you execute such release within 45 days after your Qualifying Termination:

(a)   Severance.  On the first day following expiration of the 7 days period to rescind or revoke the release attached as Exhibit A following your Qualifying Termination, SureWest shall pay you a lump sum cash payment equal to two times your annual salary at the rate in effect on the date of your Qualifying Termination.

(b)   Incentive Compensation.  Notwithstanding any provision of any SureWest plan to the contrary, SureWest shall pay you on the first day following expiration of the 7 day period to rescind or revoke the release attached as Exhibit A following your Qualifying Termination a lump sum cash payment equal to two times your most recently established annual incentive target award.  In addition, all of your outstanding options which have not vested as of the date of your Qualifying Termination shall become immediately vested and remain exercisable for the longer of the period provided in the applicable award agreement and plan pursuant to which such options were granted or ninety (90) days, but in no event beyond the Expiration Date of such option.  Similarly, any outstanding restricted stock awards, restricted units, performance grants, any outstanding targeted long term incentive, or any grant to which you are entitled under any program, plan, contract or arrangement in existence at the time of your Qualifying Termination, shall become immediately vested and nonforfeitable whether or not earned as of the date of the Qualifying Termination.  Other than as provided in this Section 2(b), options and other equity-based awards shall continue to be subject to the applicable terms of the applicable plan and the agreements pursuant to which they were granted.

(c)          Health and Welfare Benefits.

(i)                                   Provided that you timely elect continuation coverage (as defined in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) under SureWest’s medical and dental plans as in effect at the time of your Qualifying Termination, SureWest shall pay all COBRA premiums for you and your dependents under such plans (or any successor plans) until the earliest of (x) the termination of your COBRA termination coverage period, (y) the end of the 24th month following the date of your Qualifying Termination, or (z) the date you secure subsequent employment with comparable medical and dental coverage.

(ii)                                SureWest shall continue to provide you, for 24 months following your Qualifying Termination, with the same level of accident (AD&D) and life insurance benefits upon substantially the same terms and conditions (including contributions required by you for such benefits) as existed immediately prior to the date of your Qualifying Termination (or, if more favorable to you, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, however, that these benefits shall only be provided to the extent that the aggregate amount of taxable premiums that are paid by SureWest on your behalf do not exceed the limit set forth in Section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) in effect for year in which your separation from service (as defined in Section 409A of the Code) occurs.

(d)  Retirement Benefits. Your vested accrued benefits under any Retirement Plan shall be distributed in the time, form and manner as you elect pursuant to the applicable provisions of such plans.

(e)  Outplacement Services.  SureWest shall provide you with reasonable outplacement services suitable to your position for a period of 12 months following your Qualifying Termination or, if earlier, until your first acceptance of an offer of employment.

(f)   409A Short-Term Deferral.  The payments described in Sections 2(a) and (b) are intended to comply with the short-term deferral exemption under Section 409A of the Code.  Accordingly, in no event shall such payments be made later than March 15th following the calendar year in which the Qualifying Termination occurs.

3.             Withholding Taxes.  SureWest may withhold from all payments or benefits due to you hereunder or under any other plan or arrangement of the Companies all taxes which, by applicable federal, state, local or other law, SureWest determines it is required to withhold therefrom.

4.             Parachute Payment Taxes.  It is the intention of both you and SureWest that no payments by SureWest to or for the benefit of you under this Agreement or any other agreement or plan, if any, pursuant to which you are entitled to receive payments or benefits shall be nondeductible to SureWest by reason of the operation Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to parachute payments or be subject to an excise tax by reasons of Section 4999 of the Code.  Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reasons of the operation of said Section 280G, any payments or benefits exceed the amount which can be deducted by SureWest, such payments or benefits shall be reduced to the maximum amount which can be deducted by SureWest.  To the extent that there is more than one method of reducing the payments or benefits to bring them within the limitations of said Section 280G, SureWest shall determine which method shall be followed.

5.             Covenant and Conditions.  As a condition precedent to and in consideration of your receipt of the payments and benefits set forth above:

(a)   You agree to return all property of SureWest.  This includes (i) all documents, data, materials, details, and copies thereof in any form (electronic or hard copy) that are the property of SureWest or were created using SureWest resources or during any hours worked for SureWest including, without limitation, any data referred to in Section 5(e) and (ii) all other property of SureWest including, without limitation, all computer equipment, and associated passwords, property passes, keys, hardware keys, credit cards, and identification badges.

(b)  You agree that you shall not directly recruit or solicit any current employee of SureWest to leave the employ of SureWest for one year following the date of your Qualifying Termination.  The term “directly” as used in this Section 5(b) shall mean that you shall not initiate such discussions with a then current employee of the Companies.

(c)   You agree to cooperate with SureWest and to provide all information that SureWest may hereafter reasonably request with respect to any matter involving your present or former relationship with SureWest, the work you have performed, or present or former employees of SureWest so long as such requests do not unreasonably interfere with any other job or important personal activity in which you are engaged.  SureWest agrees to reimburse you for all reasonable out-of-pocket costs you incur in connection therewith.

(d)  You agree that, with regard to all confidential technical, business, tax, financial or proprietary knowledge and information you may have obtained while employed by SureWest (“Proprietary Information”), you will not at any time disclose any such Proprietary Information to any person, firm, corporation, association, governmental agency, employee, or entity or use any such Proprietary Information for your own benefit or for the benefit of any other person, firm, corporation, or other entity, except SureWest and except as may be required by court order or subpoena.  You agree to notify the SureWest Office of General Counsel at the address noted above as soon as practicable after your receipt of such a court order or subpoena.  For purposes of this Agreement, the term “Proprietary Information” does not include information that is the public domain. For purposes of this Agreement, the term “Proprietary Information” shall include, but not be limited to, non-public aspects of all information about or relating to SureWest which:

(i)            relates to specific matters such as trade secrets, pricing and advertising techniques or strategies, research and development activities, software development, market development, exchange registration, SureWest’s costs, expenses, human resources or other employment issues, matters relating to pending litigation, any matters pertaining to pending, past or future mergers, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, financial information, communication and/or public relations products, plans, programs, and strategies, financial formulas and methods relating to SureWest’s business, computer software programs, accounting policies and practices, tax information, information from and about tax returns, tax strategies, policies and methods, and all strategic plans or other matters, strategies, and financial or operating information pertaining to clients, lenders, customers, counsel, or transactions as they may exist from time to time which you may have acquired or obtained directly or indirectly by virtue or your employment with SureWest; and/or,

(ii)           is known to you from your confidential employment relationship with SureWest.

The information described above shall be presumed to constitute “Proprietary Information,” except to the extent that the same information: (i) was known to you prior to your employment with SureWest as evidenced by written records in your possession prior to such disclosure; (ii) was lawfully disclosed to you following the end of your employment with SureWest by a third party under no obligation of confidentiality; or (iii) is generally known and available to all persons in the securities industry.

(e)   You agree that you shall not issue, circulate, publish or utter any false or disparaging, statement, remarks, opinions or rumors about SureWest or its shareholders unless giving truthful testimony under subpoena or court order.  Notwithstanding the preceding or any other provision of this Agreement to the contrary, you may provide truthful information to any government agency or self-regulatory organization with or without subpoena or court order.

(f)   You agree to cancel, terminate and rescind any previous contract or agreement which provides for any benefits on a Change in Control and that your execution of this Agreement shall effectuate a termination, cancellation and rescinding of such agreement.

6.    Breach of Agreement.  If you materially breach or threaten to materially breach this Agreement, including but not limited to your obligations in Section 5, above and/or commence a suit or action or complaint in contravention of the release attached as Exhibit A, you acknowledge that SureWest’s obligation to make the payments and/or provide the benefits referred to above shall immediately cease, and that SureWest shall have, in addition to all other rights or remedies provided in law or in equity by reason of your material breach, the right to seek the return of all payments and benefits paid pursuant to this Agreement unless prohibited by applicable law or regulation.  You specifically agree and acknowledge that SureWest, after affording you reasonable, written notice of the material breach or threatened material breach of this Agreement and of the reasonable opportunity to cure, has the right to cease performing their obligations under this Agreement in advance of any determination of material breach by a court of competent jurisdiction.  If SureWest ceases performing its obligations due to such material breach or threatened material breach and a court of competent jurisdiction later determines that such action was without right, SureWest agrees to pay you all monies thus withheld plus simple interest at the prime rate in effect at the time the payments ceased and your reasonable costs and expenses incurred in such action (including attorney fees) and performing their obligations due to such material breach or threatened material breach and a court of competent jurisdiction later determines that a breach occurred and that such action was thus appropriate and permitted under this Agreement, you agree to pay, in addition to such other costs as court may direct, all of SureWest’s reasonable costs and expenses, including attorney’s fees, unless prohibited by applicable law or regulation.

7.    Binding Agreement; Successors.  SureWest shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of SureWest, by written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SureWest would be required to perform it if no such succession had taken place.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  If you die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

8.    Governing Law and Miscellaneous.  The law of the State of California shall govern this Agreement without given effect to its conflict of law principles.  Should a court of competent jurisdiction find that any provision of this Agreement is void, voidable, illegal, or unenforceable, no other provision shall be affected thereby and the balance shall be interpreted in a manner that gives effect to the intent of the parties.  The parties agree that the normal rule of construction that holds that all ambiguities are construed against the drafting party will not apply to the interpretation of this Agreement.  You and SureWest acknowledge that this, along with the release attached as Exhibit A, and any award agreements you entered into under the Equity Plan, is our entire agreement.  We further acknowledge that the headings in this Agreement are for convenience only and have no bearing on the meaning of this Agreement.

9.    Section 409A.  This Agreement is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith.  Notwithstanding the foregoing, SureWest agrees to consent to any amendments that are reasonably necessary or advisable to comply with Section 409A or an exemption therefrom.

10.  Term.  This agreement shall terminate three years after the date of execution except on occurrence of a Change in Control or an event described in Section 2 above, in which event, the Agreement shall expire on the later of (i) three years; (2) termination of an event described in Section 2 which, if consummated, would result in a Change in Control or; (iii) one year following a Change in Control.

Please sign and date this Agreement, retain a copy for your records and return the signed original to Darla Yetter.

Sincerely,

Agreed and Acknowledged:

/s/ Fred A Arcuri

/s/ Scott K Barber

/s/ Dan T Bessey

/s/ Bill DeMuth

/s/ Timothy J Dotson

/s/ Peter Chase Drozdoff

/s/ Ken Johnson

/s/ Lee Scott Sommers

/s/ Thomas Villa

/s/ Darla J Yetter

/s/ Marsha Young

EXHIBIT A

GENERAL RELEASE AND COVENANT NOT TO SUE

Reference is made to that certain Change in Control Agreement (the “CIC Agreement”) entered into as of                           , by and between SureWest and you (“Employee”).  Capitalized terms not defined herein shall have the meaning ascribed to such terms in the CIC Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, as set forth in the CIC Agreement (which is incorporated herein by reference as if set forth fully herein and made a part hereof), the receipt, sufficiency and adequacy of which is hereby acknowledged by Employee’s signature below, Employee agrees as follows:

1.           Acknowledgement and Release.  Employee on behalf of Employee and Employee’s heirs, successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, causes of action or demands of whatever kind which Employee has or may have against SureWest (the “Company”) its predecessors, successors, current and former parent entities, owners, shareholders, subsidiaries and affiliates and all officers, employees, board members and agents of those persons and companies (the “Released Parties”), arising out of any employment or other matters between Employee and the Company and/or its subsidiaries or affiliates occurring prior to Employee’s execution of this release (“Release”) other than claims Employee may have (i) under the CIC Agreement by and between Employee and the Company, dated [DATE], (ii) under any other written agreement between Employee and the Company and/or its subsidiaries or affiliates or (iii) claims for vested benefits accrued under any employee benefit plan of the Company or its subsidiaries or affiliates.  Notwithstanding anything herein to the contrary, Employee does not release and discharge the Company from any claims, rights, demands, actions, obligations and causes of action arising from or in any way connected with Employee’s rights to receive indemnification from the Company and/or its subsidiaries or affiliates, whether pursuant to applicable law or contract, for acts, events, or omissions arising during the term of Employee’s employment or service with the Company.

Employee understands and agrees that this Release is a full and complete waiver of all claims including, without limitation, claims to attorneys’ fees and costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), as amended by Older Workers Benefit Protection Act of 1990, the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974,the National Labor Relations Act or any other federal or state law or regulation relating to employment or employment discrimination.  Employee further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the parties.

In addition, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

2.           Covenant Not to Sue.

(a)          To the fullest extent permitted by law, except as set forth in Sections 2(b) and (c) below, at no time subsequent to the date this Release becomes effective shall Employee pursue or prosecute (or cause or knowingly permit the pursuit or prosecution of) any claim released under this Release (a “Released Claim”) in (1) any state, federal or foreign court, (2) any local, state, federal or foreign administrative agency, or (3) any other tribunal.

(b)         Section 2(a) shall not prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or Department of Fair Employment and Housing (DFEH) or participating in an investigation or proceeding conducted by the EEOC or DFEH.  However, Employee understands and agrees that while Employee may participate in such an investigation or proceeding, Employee is waiving his right to recover in any such action Employee might commence or that may be commenced on Employee’s behalf before the EEOC or DFEH.

(c)          Section 2(a) shall not prohibit Employee from challenging whether any Released Claim covered by the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act of 1990 was effectively released in accordance with the requirements of such laws.  However, Employee understands and agrees that while Employee may challenge the validity of such release, unless such release is found to be invalid, Employee is waiving her right to recover with respect to all Released Claims (including those covered by the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act of 1990) under this Release.

(d)         If Employee breaches the provisions of Section 2(a), Employee will pay for all costs incurred by the Released Parties, including reasonable attorneys’ fees, in defending against such claim.

3.           Other Provisions.

(a)           If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

(b)           This Release constitutes the entire agreement between Employee and the Company with regard to the subject matter of this Release.  It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release.  Employee and the Company understand and agree that this Release may be modified only in a written document signed by Employee and an authorized officer of the Company.

(c)           Employee understands that Employee has the right to consult with an attorney before signing this Release.  Employee also understands that, as provided under ADEA, as amended by the Older Workers Benefit Protection Act of 1990, Employee has at least 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of Employee’s own choosing, and decide to execute it or not execute it.  Employee also understands that Employee may revoke this Release during a period of seven days after Employee signs it and that this Release will not become effective for seven days after Employee signs it (and then only if Employee does not revoke it).  In order to revoke this Release, within seven days after Employee executes this Release, Employee must deliver to the Company a letter stating that Employee is revoking it, in which case it will have no effect.

(d)           Employee agrees not to disclose to others the terms of this Release, except that Employee may disclose such information to Employee’s spouse and Employee may disclose such information to Employee’s attorneys or accountants in order for such attorneys or accountants to render services to Employee related to this Release.

(e)           Employee states that before signing this Release, Employee:

•	Has read it,

•	Understands it,

•	Knows that he or she is giving up important rights,

•	Is aware of his or her right to consult an attorney before signing it, and

•	Has signed it knowingly and voluntarily.

EMPLOYEE

/s/ Fred A Arcuri

/s/ Scott K Barber

/s/ Dan T Bessey

/s/ Bill DeMuth

/s/ Timothy J Dotson

/s/ Peter Chase Drozdoff

/s/ Ken Johnson

/s/ Lee Scott Sommers

/s/ Thomas Villa

/s/ Darla J Yetter

/s/ Marsha Young

Date:

SUREWEST COMMUNICATIONS,

By:
[NAME], [TITLE]

Date: